Exhibit 99.1

News Announcement

CONTACT:
Star Gas Partners	Chris Witty
Investor Relations	Darrow Associates
203/328-7310	646/438-9385 or cwitty@darrowir.com

FOR IMMEDIATE RELEASE

Star Gas Partners, L.P. Announces that Teamsters Ratify New

NETTI Agreement

Non-Cash Charge to be Recognized in Fiscal Fourth Quarter

STAMFORD, Conn., September 25, 2015 — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE:SGU), a home energy distributor and services provider, today announced that the Teamsters have ratified an agreement among certain Star subsidiaries and the New England Teamsters and Trucking Industry Pension Fund (the “NETTI Fund”), a multiemployer pension plan in which such Star subsidiaries participate, providing for Star’s participating subsidiaries to withdraw from the NETTI Fund’s original employer pool and enter the NETTI Fund’s new employer pool. The withdrawal from the original employer pool triggered an undiscounted withdrawal liability of $48.0 million that is to be paid in equal monthly installments over 30 years, or $1.6 million per year. The estimated annual after-tax cash impact of entering into this agreement is $0.9 million.

Star expects to record, in the fourth quarter of fiscal 2015, a non-cash charge in order to establish a withdrawal liability of approximately $17.8 million on its consolidated balance sheet, representing the present value of the $48.0 million future payment obligation at a discount rate of 8.22%. In addition, Star will record a non-cash deferred tax benefit of approximately $7.4 million. The net result of these two non-cash items is expected to reduce net income for fiscal 2015 by $10.4 million.

The NETTI Fund includes over two hundred of Star’s current employees and has been classified as carrying “red zone” status, meaning that the value of NETTI Fund’s assets are less than 65% of the actuarial value of the NETTI Fund’s benefit obligations. The Partnership believes that the agreement has benefits for both Star Gas and the affected employees, including:

•

The original employer pool of the NETTI Fund has historically had, and would likely continue to have, funding challenges; this represented a risk of Star having to face higher future contribution requirements and increased withdrawal liability, as well as a risk to the security of the pension benefits of those current and former Star Gas employees who participate in the NETTI Fund. The Partnership believes the 30-year fixed payment obligation reduces the risk of significantly higher future contribution requirements, including those already stipulated in the NETTI Fund’s current rehabilitation plan. It also reduces the risk of future increases in the amount of the withdrawal liability the Partnership would incur upon any voluntarily or involuntarily withdrawal from the NETTI Fund if Star were to remain in the original employer pool.

•	Star believes the new employer pool provides better protections for participating employers. This pool uses a direct-attribution methodology for calculating any potential future withdrawal liability, which is designed to minimize the risk of future withdrawal liability and exposure to any unfunded vested benefit liabilities attributable to other participating employers. Additionally, this pool contains provisions designed to maintain its fully-funded status.

About Star Gas Partners, L.P.

Star Gas Partners, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Partnership also services and sells heating and air conditioning equipment to its home heating oil and propane customers and to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star’s marketing areas, the Partnership provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation’s largest retail distributor of home heating oil, based upon sales volume, operating primarily throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership’s SEC filings at vwww.sec.gov and by visiting Star’s website at www.star-gas.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading “Risk Factors” and “Business Strategy” in our Annual Report

on Form 10-K (the “Form 10-K”) for the fiscal year ended September 30, 2014 and under the heading “Risk Factors” in our Quarterly Report on Form 10-Q (the “Form 10-Q”) for the fiscal Quarter ended June 30, 2015. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Form 10-Q and Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.